Exhibit 99.1

NEWS RELEASE

Hastings Entertainment, Inc.	CONTACT:	Dan Crow Vice President and Chief Financial Officer (806) 677-1422 www.goHastings.com

Hastings Entertainment, Inc. Reports Results for the Third Quarter of Fiscal 2013

AMARILLO, Texas, November 25, 2013—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the three and nine months ended October 31, 2013. Net loss was approximately $6.2 million, or $0.76 per diluted share, for the three months ended October 31, 2013 compared to a net loss of approximately $8.0 million, or $0.98 per diluted share, for the three months ended October 31, 2012. Net loss was approximately $12.5 million, or $1.54 per diluted share, for the nine months ended October 31, 2013 compared to net loss of $10.5 million, or $1.28 per diluted share, for the nine months ended October 31, 2012.

“As we have previously disclosed, one of our strategic initiatives is the introduction of new product categories which includes consumer electronics, music electronics and accessories, vinyl, hobby, recreation and lifestyle and tablets,” said John H. Marmaduke, Chief Executive Officer and Chairman. “The majority of these products are included in our Electronics category which had a comparable sales increase of 12.2% for the third quarter of fiscal 2013 which is on top of a 16.7% comparable sales increase for the third quarter of fiscal 2012. Several of the remaining new categories are included in our Trends department which had an 11.9% increase for the third quarter of fiscal 2013 which is on top of a 6.6% increase for the third quarter of fiscal 2012. This was driven by the stores that were reset during fiscal 2012 and thirty-nine stores reset by the end of September for the current nine month period. The Electronic and Trends departments in these reset stores had significant increases in revenues when compared to the rest of our superstores that have not had a reset. We are greatly encouraged by the performance of these new products. Revenues for Music, Books and Rental continue to be impacted by the popularity of digital delivery, rental kiosks and subscription based services. Book revenues continue to be impacted by the decline in sales of the Fifty Shades trilogy. I am pleased with the performance of our Rental Comps for the third quarter of fiscal 2013. With a relatively strong release schedule combined with certain initiatives we have taken to increase Rental revenues, our Rental Movie Comps only decreased 3.0% which compares to a decrease of 7.8% for the first six months of fiscal 2013. We also saw an 8.6% increase in Video Game sales for the third quarter of fiscal 2013 which was driven by the strong release of Grand Theft Auto V.”

“In order to reduce our SG&A expenses in light of our lower revenue base, we underwent a restructuring of our corporate store support center which included staff reduction, department consolidation and the termination of four of our eight corporate officers. The total cost of this restructuring was approximately $1.4 million which we recognized during the first quarter of fiscal 2013. Additionally, we have closed ten underperforming stores thus far in fiscal 2013. For the nine months ended October 31, 2013 we have reduced selling, general and administrative expenses by approximately $8.2 million excluding the restructuring charge.

“During the third quarter of fiscal 2013 we began to see momentum in our total revenue comps with a decrease of 2.2% which compares to 4.7% for the third quarter of fiscal 2012. Additionally, with the current and expected future success of our new product categories, along with the expected launch of new game consoles in the fourth quarter of our current fiscal year as well as an expected stronger release schedule for games and movies, we are encouraged with our earnings prospects for the fourth quarter of fiscal 2013.”

Financial Results for the Third Quarter of Fiscal Year 2013

Revenues. Total revenues for the third quarter decreased approximately $6.6 million, or 6.6%, to $94.7 million compared to $101.3 million for the third quarter of fiscal 2012. As of October 31, 2013, we operated 10 fewer Hastings superstores, as compared to October 31, 2012. The following is a summary of our revenues results (dollars in thousands):

	Three Months Ended October 31,
	2013		2012		Increase/(Decrease)
		Percent		Percent
	Revenues	Of Total	Revenues	Of Total	Dollar	Percent
Merchandise Revenue	$82,472	87.1%	$87,908	86.8%	$(5,436)	-6.2%
Rental Revenue	12,106	12.8%	13,325	13.1%	(1,219)	-9.1%
Gift Card Breakage Revenue	94	0.1%	87	0.1%	7	8.0%

Total Revenues	$94,672	100.0%	$101,320	100.0%	$(6,648)	-6.6%

Comparable-store revenues (“Comp”)

Total	-2.2%
Merchandise	-1.9%
Rental	-4.2%

Below is a summary of the Comp results for our major merchandise categories:

	Three Months Ended October 31,
	2013	2012
Electronics	12.2%	16.7%
Trends	11.9%	6.6%
Video Games	8.6%	-20.8%
Movies	1.5%	0.4%
Consumables	0.0%	1.2%
Hardback Café	-1.0%	15.2%
Books	-11.7%	-1.4%
Music	-14.4%	-14.1%

Electronics Comps increased 12.2% for the quarter primarily due to increased sales in hardware categories, such as televisions, speaker systems, tablets and tablet accessories, home entertainment, gadgets and turntables. Wireless accessories experienced strong sales growth due to multiple iPhone models releasing this quarter. Strong growth was also realized in expanding categories such as connected TV, home security and app enhanced accessories. Trends Comps increased 11.9% for the quarter primarily due to increased sales in action figures, barware, licensed and branded products, and recreational and lifestyle products. Licensed and branded products for which we experienced strong sales during the quarter were Minecraft and Duck Dynasty. The Trends department also includes recreation and lifestyles products whose growth was driven by the addition of hobby products to reset stores as well as growth in the existing categories of skateboards, disc golf, exercise accessories and airsoft products. Video Games Comps increased 8.6% during the quarter due to a strong release schedule primarily led by the release of Grand Theft Auto V. Movies Comps increased 1.5% for the quarter primarily due to increased sales of Blu-ray movies, DVD boxed-sets and used DVDs, partially offset by a decrease in previously viewed films. Consumables Comps were flat for the quarter primarily due to increased sales of seasonal candies offset by a decrease in fountain drinks. Hardback Café Comps decreased 1.0% for the quarter primarily due to the closing of five Hardback Cafés which operated in comp stores. Book Comps decreased 11.7% for the quarter due to a weaker release schedule for new books and a decrease in trade paperback sales, as compared to the third quarter of fiscal 2012, which included strong sales from the Fifty Shades trilogy. Music Comps decreased 14.4% primarily due to a significant reduction in retail space in the 45 stores that were reset in fiscal 2013 as well as the increasing popularity of digital delivery.

Rental Comps decreased 4.2% for the third quarter, primarily resulting from fewer rentals of traditional DVDs and video games, partially offset by an increase in rentals of Blu-ray movies. Rental Movie Comps decreased only 3.0% for the quarter primarily due to a stronger release schedule. We continue to be affected by competition from rental kiosks and subscription-based rental services. Rental Video Game Comps, which continue to be affected by the longevity of the current console cycle, decreased 14.9%.

Gross Profit – Merchandise. For the third quarter, total merchandise gross profit dollars decreased approximately $1.2 million, or 4.4%, to $26.1 million from $27.3 million for the same period in the prior year, primarily due to a decrease in revenue, partially offset by increased margin rates. The decrease in revenue was primarily attributed to operating fewer superstores this quarter compared to the same quarter in the prior year. As a percentage of total merchandise revenue, merchandise gross profit increased to 31.6% for the quarter compared to 31.1% for the same quarter in the prior year, primarily due to lower freight expense, lower expense to return products and slightly lower shrinkage.

Gross Profit – Rental. For the third quarter, total rental gross profit dollars decreased approximately $1.0 million, or 11.4%, to $7.8 million from $8.8 million for the same period in the prior year, primarily due to a decrease in revenue partially attributed to operating fewer superstores this quarter compared to the same quarter in the prior year. As a percentage of total rental revenue, rental gross profit decreased to 64.2% for the quarter compared to 66.4% for the same quarter in the prior year, primarily due to an increase in revenues under revenue sharing agreements which generally have lower margins when compared to traditional agreements, partially offset by a decrease in shrink expense.

Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue, SG&A decreased to 42.6% for the third quarter compared to 43.4% for the same quarter in the prior year. SG&A decreased approximately $3.7 million during the quarter, or 8.4%, to $40.3 million compared to $44.0 million for the same quarter last year. The decrease results primarily from a $1.3 million reduction in store labor expense, a decrease of $0.9 million in corporate salary expense due to lower bonus payouts and the restructuring that took place in the first quarter of fiscal 2013, a $0.7 million decrease in depreciation expense, a decrease of $0.3 million in store maintenance and a decrease of $0.2 million in store advertising. The decrease in depreciation expense and, to a certain extent, the decrease in store labor expense, are primarily a result of operating fewer superstores this quarter compared to the same period in the prior year. These reductions were partially offset by a $0.2 million increase in store reset expenses.

Interest Expense. For both the third quarter of fiscal 2013 and fiscal 2012, interest expense was approximately $0.3 million. The average rate of interest charged for the third quarter decreased to 2.4% compared to 2.5% for the same period in the prior year.

Income Tax Expense. During the three months ended October 31, 2013, the Company recorded a discrete tax benefit of approximately $0.5 million from the recognition of a tax position due to a change in state administrative practices. No discrete items were recorded during the three months ended October 31, 2012. Primarily as a result of this discrete tax benefit, the effective tax rate for the third quarter was (6.4%).

Financial Results for the Nine Months Ended October 31, 2013

Revenues. Total revenues for the nine months ended October 31, 2013 decreased approximately $21.3 million, or 6.6%, to $299.6 million compared to $320.9 million for the nine months ended October 31, 2012. The following is a summary of our revenues results (dollars in thousands):

	Nine Months Ended October 31,
	2013		2012		Decrease
		Percent		Percent
	Revenues	Of Total	Revenues	Of Total	Dollar	Percent
Merchandise Revenue	$260,067	86.8%	$276,741	86.2%	$(16,674)	-6.0%
Rental Revenue	39,223	13.1%	44,238	13.8%	(5,015)	-11.3%
Gift Card Breakage Revenue	291	0.1%	(119)	0.0%	410	NM

Total Revenues	$299,581	100.0%	$320,860	100.0%	$(21,279)	-6.6%

Comparable-store revenues (“Comp”)

Total	-4.5%
Merchandise	-3.9%
Rental	-8.0%

Below is a summary of the Comp results for our major merchandise categories:

	Nine Months Ended October 31,
	2013	2012
Electronics	12.7%	11.9%
Trends	9.9%	9.7%
Hardback Café	3.0%	10.9%
Movies	2.6%	-1.5%
Consumables	-3.2%	2.6%
Video Games	-10.9%	-21.8%
Books	-11.8%	-0.3%
Music	-12.9%	-12.0%

Electronics Comps increased 12.7% for the period primarily due to increased sales in hardware categories, such as televisions, Blu-ray and DVD players, speaker docks, tablets and tablet accessories, turntables and wireless accessories. Strong growth was also realized in expanding categories such as connected TV, home security and app enhanced accessories. Trends Comps increased 9.9% for the period primarily due to increased sales in action figures, barware, licensed and branded products and recreational and lifestyle products. Licensed and branded products for which we experienced strong sales during the period were Doctor Who, Walking Dead and Star Wars. The Trends department also includes recreation and lifestyles products whose growth was driven by the addition of hobby products, pet accessories and outdoor accessories to reset stores as well as the growth in the existing categories of skateboards, disc golf, exercise accessories and airsoft products. Hardback Café Comps increased 3.0% for the period primarily due to increased sales of iced and hot specialty café drinks and drink add-ons such as extra flavor, whipped cream, soy, etc. Movies Comps increased 2.6% for the period primarily due to increased sales of new and used Blu-ray movies, DVD boxed-sets and new and used DVDs, partially offset by a decrease in previously viewed DVDs. Consumables Comps decreased 3.2% for the period primarily due to decreased sales of popcorn, candies and soft drinks. Video Games Comps decreased 10.9% during the period primarily due to lower sales of new and used video games, partially offset by the strong release of Grand Theft Auto V. Book Comps decreased 11.8% for the period primarily due to a weaker release schedule for new books and a decrease in trade paperback and hardback sales as compared to fiscal 2012, which included strong sales from the Fifty Shades and Hunger Games trilogies. Music Comps decreased 12.9% for the period primarily due to lower sales of new and used CDs and the increasing popularity of digital delivery, partially offset by an increase in new vinyl album sales.

Rental Comps decreased 8.0% during the period primarily due to fewer rentals of traditional DVDs and video games, partially offset by an increase in rentals of Blu-ray movies. Rental Movie Comps decreased 6.6% primarily due to competition from rental kiosks and subscription-based services. Rental Video Game Comps, which continue to be affected by the longevity of the current console cycle, decreased 20.2%.

Gross Profit – Merchandise. For the nine months ended October 31, 2013, total merchandise gross profit dollars decreased approximately $6.1 million, or 6.8%, to $83.5 million from $89.6 million for the same period in the prior year, primarily due to a decrease in revenue which is partially attributed to operating fewer superstores this period compared to the same period in the prior year. As a percentage of total merchandise revenue, merchandise gross profit decreased to 32.1% for the current nine months, compared to 32.4% for the same nine month period in the prior year, primarily due to a shift in mix of revenues by category, partially offset by lower freight and shrink expenses.

Gross Profit – Rental. For the nine months ended October 31, 2013, total rental gross profit dollars decreased approximately $3.7 million, or 12.7%, to $25.5 million from $29.2 million for the same period in the prior year primarily due to a decrease in revenue which is partially attributed to operating fewer superstores for the same period in the prior year. As a percentage of total rental revenue, rental gross profit decreased to 65.1% for the current nine month period compared to 66.0% for the same nine month period in the prior year, primarily due to an increase in revenues under revenue sharing agreements which generally have lower margins when compared to traditional agreements. The rate decrease is partially offset by a decrease in depreciation and shrink expense.

Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue, SG&A increased to 40.5% for the nine months ended October 31, 2013 compared to 40.0% for the same period in the prior year primarily due to deleveraging resulting from lower revenues. SG&A decreased approximately $6.8 million, or 5.3%, to $121.5 million compared to $128.3 million for the same period last year. The decrease results primarily from a $2.4 million reduction in store labor expense, a decrease of $1.7 million in corporate salary expense due to lower bonus payouts and the restructuring that took place in the first quarter of fiscal 2013, a $1.6 million decrease in depreciation expense, a decrease of $0.9 million in advertising expense, a decrease of $0.4 million in store supplies, and a decrease of $0.3 million in store utilities. The decrease in depreciation expense and, to a certain extent, the decrease in store labor, store supplies and store utility expenses, are primarily a result of operating fewer superstores during this current period this quarter compared to the same nine month period in the prior year. These reductions were partially offset by a $0.3 million increase in store reset expenses and a $0.2 million increase in store maintenance expense.

Interest Expense. For the nine months ending October 31, 2013 and 2012 interest expense was approximately $0.9 million, as interest rates for both periods averaged 2.5%.

Income Tax Expense. During the nine months ended October 31, 2013, the Company recorded a discrete tax benefit of approximately $0.5 million from the recognition of a tax position due to a change in state administrative practices. No discrete items were recorded during the nine months ended October 31, 2012.

As the Company has a net operating loss and a net deferred tax asset, which has been offset by a full valuation allowance at the end of fiscal 2011, there is no tax liability, with the exception of Texas state income tax which is based primarily on gross margin. The effective tax rate for the current nine months is (2.4%) which is a function of the Texas state income tax combined with the discrete tax benefit mentioned above. The valuation allowance is approximately $15.2 million as of October 31, 2013. We reassess the valuation allowance quarterly, and if future evidence allows for a partial or full release of the valuation allowance, a tax benefit will be recorded accordingly.

Store Activity

Since September 10, 2013, when we last reported store activity, we have the following activity to report:

•	Store closed in Walla Walla, WA in September

•	Store closed in Canyon, TX in October

Safe Harbor Statement

This press release contains “forward-looking statements.” Hastings Entertainment, Inc. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the Company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, consumer appeal of our existing and planned product offerings, and the related impact of competitor pricing and product offerings; overall industry performance and the accuracy of our estimates and judgments regarding trends; our ability to obtain favorable terms from suppliers; our ability to respond to changing consumer preferences, including with respect to new technologies and alternative methods of content delivery, and to effectively adjust our offerings if and as necessary; the application and impact of future accounting policies or interpretations of existing accounting policies; unanticipated adverse litigation results or effects; the effects of a continued deterioration in economic conditions in the U.S. or the markets in which we operate our stores; the effect of inclement weather on the ability of consumers to reach our stores; and other factors which may be outside of the company’s control. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Please refer to the company’s annual, quarterly, and periodic reports on file with the Securities and Exchange Commission for a more detailed discussion of these and other risks that could cause results to differ materially.

About Hastings

Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used books, videos, video games and CDs, and trends and consumer electronics merchandise, with the rental of videos and video games in a superstore format. We currently operate 127 superstores, averaging approximately 24,000 square feet, primarily in medium-sized markets throughout the United States. We also operate three concept stores, Sun Adventure Sports, with locations in Amarillo, Texas and Lubbock, Texas, and TRADESMART, in Littleton, Colorado.

We operate www.goHastings.com, an e-commerce Internet web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access to our filings with the Securities and Exchange Commission.

Consolidated Balance Sheets

(Dollars in thousands)

	October 31,	October 31,	January 31,
	2013	2012	2013
	(unaudited)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$3,555	$3,455	$3,730
Merchandise inventories, net	165,120	166,941	145,337
Deferred income taxes	—	—	—
Prepaid expenses and other current assets	10,631	9,720	10,427

Total current assets	179,306	180,116	159,494
Rental assets, net	10,696	12,314	11,353
Property and equipment, net	30,106	34,450	32,099
Deferred income taxes	—	—	—
Intangible assets, net	244	244	244
Other assets	602	2,222	2,792

Total assets	$220,954	$229,346	$205,982

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$70,137	$74,510	$54,928
Accrued expenses and other current liabilities	28,359	27,431	27,396

Total current liabilities	98,496	101,941	82,324
Long-term debt, excluding current maturities	55,430	43,513	41,805
Deferred income taxes	58	47	50
Other liabilities	5,337	8,052	7,828
Shareholders’ equity
Preferred stock	—	—	—
Common stock	119	119	119
Additional paid-in capital	36,356	36,658	36,375
Retained earnings	46,126	60,488	58,642
Accumulated other comprehensive income	368	194	247
Treasury stock, at cost	(21,336)	(21,666)	(21,408)

Total shareholders’ equity	61,633	75,793	73,975

Total liabilities and shareholders’ equity	$220,954	$229,346	$205,982

Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended		Nine months ended
	October 31,		October 31,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Merchandise revenue	$82,472	$87,908	$260,067	$276,741
Rental revenue	12,106	13,325	39,223	44,238
Gift card breakage revenue	94	87	291	(119)

Total revenues	94,672	101,320	299,581	320,860
Merchandise cost of revenue	56,398	60,571	176,527	187,150
Rental cost of revenue	4,333	4,482	13,703	15,035

Total cost of revenues	60,731	65,053	190,230	202,185

Gross profit	33,941	36,267	109,351	118,675
Selling, general and administrative expenses	40,337	43,957	121,471	128,282

Operating loss	(6,396)	(7,690)	(12,120)	(9,607)
Other income (expense):
Interest expense, net	(343)	(301)	(938)	(871)
Other, net	109	34	232	129

Loss before income taxes	(6,630)	(7,957)	(12,826)	(10,349)
Income tax expense (benefit)	(422)	42	(310)	174

Net loss	$(6,208)	$(7,999)	$(12,516)	$(10,523)

Basic loss per share	$(0.76)	$(0.98)	$(1.54)	$(1.28)

Diluted loss per share	$(0.76)	$(0.98)	$(1.54)	$(1.28)

Weighted-average common shares outstanding:
Basic	8,143	8,165	8,142	8,214
Dilutive effect of stock awards	—	—	—	—

Diluted	8,143	8,165	8,142	8,214

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Nine Months Ended October 31,
	2013	2012
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(12,516)	$(10,523)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Rental asset depreciation expense	2,865	4,466
Purchases of rental assets	(5,982)	(8,350)
Property and equipment depreciation expense	9,667	11,374
Deferred income taxes	8	5
Loss on rental assets lost, stolen and defective	370	605
Loss on disposal of other assets	111	182
Non-cash stock-based compensation	123	539
Changes in operating assets and liabilities:
Merchandise inventories, net	(16,378)	(11,977)
Prepaid expenses and other current assets	1,708	5,509
Trade accounts payable	16,028	21,034
Accrued expenses and other current liabilities	(644)	1,282
Other assets and liabilities, net	(486)	(392)

Net cash provided by (used in) operating activities	(5,126)	13,754

Cash flows from investing activities:
Purchases of property and equipment	(7,786)	(6,557)

Net cash used in investing activities	(7,786)	(6,557)

Cash flows from financing activities:
Net borrowings (repayments) under revolving credit facility	13,626	(9,766)
Purchase of treasury stock	(128)	(357)
Change in cash overdraft	(819)	2,209
Proceeds from exercise of stock options	58	—

Net cash provided by (used in) financing activities	12,737	(7,914)

Net decrease in cash	(175)	(717)
Cash at beginning of period	3,730	4,172

Cash at end of period	$3,555	$3,455

Balance Sheet and Other Ratios (A)

(Dollars in thousands, except per share amounts)

	October 31, 2013	October 31, 2012
Merchandise inventories, net	$165,120	$166,941
Inventory turns, trailing 12 months (B)	1.79	1.84
Long-term debt	$55,430	$43,513
Long-term debt to total capitalization (C)	47.4%	36.5%
Book value (D)	$61,633	$75,793
Book value per share (E)	$7.57	$9.23

	Three Months Ended October 31,		Nine Months Ended October 31,
	2013	2012	2013	2012
Comparable-store revenues (F):
Total	-2.2%	-4.7%	-4.5%	-5.1%
Merchandise	-1.9%	-3.1%	-3.9%	-3.5%
Rental	-4.2%	-13.7%	-8.0%	-14.0%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.
(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.
(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).
(D)	Defined as total shareholders’ equity.
(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding for the nine months ended October 31, 2013 and 2012, respectively.
(F)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the internet and gift card breakage revenues are not included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.